Exhibit 99.1
[ONEOK Logo]	News
December 21, 2005	Media Contact: Lori Webster
918-588-7570

ONEOK Foundation Donates One Million Dollars

To Provide Energy Assistance

TULSA, Okla. -- Dec. 21, 2005 -- The ONEOK Foundation announced today that it will donate $1 million this winter to assist residents in Oklahoma, Kansas and Texas with their energy bills.

"This year, we have seen rapidly rising energy prices, and we know that, for some, paying high energy bills can create a hardship," said David Kyle, ONEOK chairman, president and chief executive officer. "We are pleased that with this donation the ONEOK Foundation is able to help people in need."

The funds will be available primarily through established energy assistance programs. Individuals should contact ONEOK's community partners -- The Salvation Army in Oklahoma, designated agents from individual counties through the Texas Department of Housing and Community Affairs, and The Salvation Army in Kansas -- for more information.

ONEOK is headquartered in Tulsa, Okla., and employs nearly 5,000 people. Through its three distribution companies -- Oklahoma Natural Gas Company, Kansas Gas Service and Texas Gas Service -- ONEOK provides natural gas service to more than two million customers.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation's premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships.  ONEOK is a Fortune 500 company.

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